Exhibit 10.17

July 26, 2019

Andrew Bellinger

[**]

Dear Andrew:

On behalf of Verve Therapeutics, Inc. (“Verve” or the “Company”), I would like to thank you for your excellent work as our Chief Medical Adviser. In a short time, you have demonstrated your commitment to our mission to offer patients throughout the world life-long protection against coronary artery disease. Based on that commitment and the skill, expertise and “verve” you have brought to the Company, I am pleased to present you with an offer to join us as our Chief Scientific Officer. The terms of our offer are as follows:

Start Date and Responsibilities:

It is anticipated that your employment will commence as soon as possible. The exact date will be determined by you and I following your acceptance of this offer and will be mindful of your need to thoughtfully transition out of your current role at Lyndra Therapeutics.

As Chief Scientific Officer at Verve, you will be responsible for providing strategic leadership for the Company’s research and development activities, including the Company’s product pipeline and research collaborations. In this role, you will report directly to me. All your duties are to be performed and discharged faithfully, diligently and to the best of your ability and in compliance with internal procedures and all applicable laws and regulations.

Compensation:

As a full-time, exempt employee, you will receive a monthly salary of $29,166.00 ($350,000 on an annualized basis), to be paid in accordance with Verve’s standard payroll practice. In addition to your base salary, you will be eligible for an annual bonus target of thirty percent (30%) of your base salary. Bonus eligibility and amounts will be discretionary and determined based upon periodic assessments of performance and the achievement of specific individual and corporate objectives that will be determined by the Board of Directors of the Company (the “Board”), after consultation with you, and provided to you in writing no later than January 31 of the applicable bonus year. Furthermore, please note that (i) you must be an employee on the last date of the applicable bonus year to receive the applicable bonus, and (ii) the determination of whether a bonus is paid in any given year is subject to the approval of the Board. Any bonus will be paid no later than March 15 of the calendar year following the calendar year to which the bonus relates.

26 Landsdowne Street	Cambridge, MA 02139	617.603.0070

Any compensation paid to you will be less applicable deductions, taxes, and other amounts required by federal and state laws.

Stock Options:

In addition, following your start date and subject to formal approval by the Board, you will be granted (i) an option to purchase 1,500,000 shares of the Company’s common stock (the “First Employee Option”), and (ii) an option to purchase an additional 400,000 shares of the Company’s common stock (the “Second Employee Option”), each at an exercise price per share equal to the fair market value on the date of grant, as determined by the Board. Each of the First Employee Option and the Second Employee Option will be subject to the provisions of the Company’s 2018 Equity Incentive Plan, as may be amended from time to time (the “Plan”), and stock option agreements on the Company’s standard form (as modified as appropriate to reflect the terms set forth herein) to be entered into by you and the Company following the grant (collectively, the “Equity Documents”), which in relevant part will provide that each such option (i) expires ten (10) years from the grant date, subject to earlier termination pursuant to the terms of the Plan relating to mergers, changes in control, dissolutions and liquidations and similar events, and (ii) may be exercised (as to the vested portion) for three (3) months following the termination of your status as a Service Provider (as defined in the Plan), including in the event the termination is due to your death or Disability (as defined in the Plan).

Subject to your continued status as a Service Provider through each applicable vesting date, (i) the First Employee Option shall vest in 48 equal monthly installments beginning on your first day as an employee of the Company, and (ii) the Second Employee Option shall vest over a period of four years following your first day as an employee of the Company, with an initial 25% one-year cliff and monthly vesting thereafter. No right to any stock is earned or accrued until such time that vesting occurs, nor does either option grant confer any right to continue vesting or to continued retention as a Service Provider to the Company. In the event of any inconsistencies between this offer letter and the applicable Equity Documents, the terms of the applicable Equity Documents shall govern.

Additional options may be granted over time as determined by the Board. Specifically, it is anticipated that the Board will consider one or more additional option grants to you, as determined by the Board in its discretion, to adjust for dilution of your equity interest in the Company resulting from the completion (if applicable) of the Third Tranche Closing, as such term is defined under the Series A Preferred Stock Purchase Agreement among the Company and the investors listed therein, dated as of August 7, 2018, as amended.

Notwithstanding anything to the contrary in the Equity Documents or in any other agreement, in the event of a Change in Control (as defined in the Plan), 100% of the unvested shares underlying all equity awards made hereunder, previously made to you or issued to you as of the date of such Change in Control, shall immediately vest and, if applicable, become fully exercisable (or, if in the form of restricted stock, become non-forfeitable).

Benefits:

You will be eligible to participate in Verve’s employee benefits in the same manner provided generally to Verve’s exempt employees, including its
401(k) savings plan and health and dental insurance, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

Severance:

In the event that your employment is terminated by the Company without Cause (as defined below) other than as a result of your death or Disability (as defined in the Plan), or you resign for Good Reason (as defined below) (collectively, your “qualifying termination”) and provided that you execute and do not revoke a Separation and Release Agreement in a form reasonably acceptable to the Company that becomes effective and irrevocable within 60 days of your qualifying termination date, then you will be entitled to the following severance benefits effective as of your termination date:

•	a lump-sum payment equal to two-thirds of your base salary and target bonus (less all applicable tax-related deductions);

•

the Company will pay, for a period of nine months following your termination date, or until you have secured other employment, or the date on which you are no longer eligible for coverage under COBRA, whichever occurs first, the full employer and employee premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended (“COBRA”), provided that you timely elect continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA; and

•

immediate vesting and exercisability, or immediate release from the Company’s repurchase option, as applicable, of the number of shares subject to any unvested stock options or restricted stock previously granted or issued to you that would have vested or been released, as applicable, had you remained an employee for nine months following your termination date (assuming no Change in Control (as defined under the Plan) occurred within such nine month period), provided that a stock option will be subject to such accelerated vesting only if such stock option had commenced vesting (that is, had reached at least its first scheduled vesting date) on or prior to such termination date.

Subject to the Section 409A-related section of this offer letter, the amounts payable to you upon termination, to the extent taxable, shall be paid or commence to be paid within 60 days of your qualifying termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

For the purposes of this offer letter and any stock option agreement:

“Cause” shall mean, as determined by the Board pursuant to the process below: (i) your continued willful failure, as determined in the reasonable good faith discretion of the Board, to perform your assigned duties or responsibilities as directed or assigned by the Board (other than due to death or Disability) after written notice thereof from the Board describing in reasonable detail the failure to perform providing you a reasonable opportunity to address such alleged failure; (ii) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) any willful violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iv) any material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against the Company or its affiliates. No finding of Cause shall be effective unless and until the Board votes to terminate your employment for Cause at a Board meeting.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your prior consent: (i) material reduction of your base salary; (ii) a change in your reporting structure such that you are required to report to anyone other than the Chief Executive Officer of the Company or any successor thereto; (iii) material diminution in your authority, duties, or responsibilities with the Company; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Scientific Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Scientific Officer of the acquiring corporation) will not constitute “Good Reason”; (iv) relocation of the Company’s offices more than 30 miles away from the current location; or (v) any material breach by the Company or any successor thereto of this offer letter. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Vacation, Sick Leave and Holidays:

Over the first year of your employment, you will accrue twenty (20) days of vacation. Thereafter, you will continue to accrue one additional day per year of employment in accordance with the Company’s vacation policies, up to a maximum of thirty (30) days of vacation per year. All vacation is to be taken in accordance with the Company’s vacation policies. In addition, should you become ill, you will be allowed up to five (5) paid sick days, provided that any unused sick days will not be carried over from year to year and will not to be cashed out upon termination, unless otherwise required by applicable law. Additionally, the Company will offer employees at least ten (10) paid holidays per year, as determined annually according to the Company calendar.

Employment-At-Will:

The Company is excited about your commencement of employment and looks forward to continuing a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice to you. Similarly, you are free to resign at any time, for any reason or for no reason. However, given the importance of your position at the Company, we request that in the event of resignation, you give the Company at least thirty (30) days’ prior notice.

Additional Documents and Company Policies:

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Employee Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to resolve the matter through binding arbitration in which (i) you are waiving any and all rights to a jury trial, and (ii) a neutral arbitrator who shall issue a written opinion, as set forth more fully in the Employee Agreement.

You will also be expected to continue to abide by all other applicable Company policies and procedures.

Verification of Eligibility for Employment:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior Agreements, Relationships and Conflicts:

If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment and consulting roles that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment without the prior written consent of the Chief Executive Officer and the Chairman of the Board, nor will you engage in any other activities that conflict with your obligations to the Company. You agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

Section 409A:

Anything in this offer letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this offer letter on account of your separation from service constitutes “non-qualified deferred compensation” under Section 409A of the Code or the regulations and guidance thereunder (collectively, “Section 409A”), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each payment, installment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. All in-kind benefits provided and expenses eligible for reimbursement under this offer letter shall be provided by the Company or incurred by you during the time periods set forth in this offer letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this offer letter constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” Similarly, no severance payable to you, if any, pursuant to this offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The Company and you intend that this offer letter will be exempt from or otherwise comply with Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and this offer letter will be administered in accordance with such intent. To the extent that any terms or provision of this offer letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the term or provision, as applicable, shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A. In no event will the Company have any obligation to reimburse you for any taxes or costs that may be imposed on or incurred by you as a result of Section 409A. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Acknowledgements:

In accepting this offer, you give us your assurance that you have not relied on any agreements, promises or representations, express or implied, with respect to your employment that are not set forth expressly in this letter. This offer letter may not be modified or amended except in a writing signed by both you and me, as Chief Executive Officer. This letter, along with the Employee Agreement and the Equity Documents, sets forth the entire agreement and understanding between you and Verve with respect to the subject matter hereof and will supersede all prior oral or written agreements relating to such matters. You hereby agree and acknowledge that, effective upon your first day as an employee of the Company, that certain Consulting Agreement, dated May 1, 2019, between you and the Company (the “Consulting Agreement”) shall be terminated and you shall cease to accrue additional compensation thereunder, provided that Sections 4, 5, 7 and 8 of the Consulting Agreement shall survive such termination and remain in effect (notwithstanding anything to the contrary in the Consulting Agreement). You further acknowledge that the First Employee Option will be granted in lieu of, and in full replacement for, the Employee Option Grant referenced in the Consulting Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return this letter.

Andrew ... I have very much enjoyed working with you over the past few months and I look forward to continuing that work to create one of the great biotech companies of the 21st century!

Sincerely,

/s/ Sekar Kathiresan
Sekar Kathiresan, M.D.,
Chief Executive Officer

Acknowledged and accepted:

/s/ Andrew Bellinger
Andrew Bellinger